UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):
February 29, 2008
CASH AMERICA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1600 West 7th Street
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 335-1100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On February 29, 2008, Cash America International, Inc. (the “Company”) entered into a Commitment Increase Agreement (the “Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent and a lender, with JP Morgan Chase, Syndication Agent and a lender, and with other lenders under its First Amended and Restated Credit Agreement dated as of February 24, 2005, as amended by the First Amendment thereto dated March 16, 2007. The Agreement increases the aggregate revolving commitments under the credit agreement from $250 million to $300 million. This commitment increase occurred in accordance with the accordion feature in the March 2007 amendment to the credit agreement, which permitted the Company to increase the aggregate revolving commitments under the credit agreement to up to $300 million upon receipt of sufficient commitments. All other provisions of the credit agreement remained unchanged. The Agreement is attached as an exhibit to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The discussion under Item 1.01 of this Report is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
10.1	Commitment Increase Agreement dated as of February 29, 2008 Cash America International, Inc., as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and a Lender, and the Other Lenders Party Thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.
Date: March 5, 2008	By:	/s/ Thomas A. Bessant, Jr.
Thomas A. Bessant, Jr.,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Commitment Increase Agreement dated as of February 29, 2008 Cash America International, Inc., as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and a Lender, and the Other Lenders Party Thereto.